PRICING SUPPLEMENT
                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-13649

(TO PROSPECTUS AND PROSPECTUS SUPPLEMENT,
EACH DATED JANUARY 6, 1997)

                                     [LOGO]

                                  $200,000,000
                           MERRILL LYNCH & CO., INC.
                            NOTES DUE MARCH 25, 2002
                                ----------------

    The $200,000,000 aggregate principal amount of Notes due March 25, 2002 (the "Notes") are being issued as a series of Medium-Term Notes, Series B of Merrill Lynch & Co., Inc. (the "Company") described in the accompanying Prospectus and Prospectus Supplement. The Notes will be Fixed Rate Notes and will bear interest at the rate of 7.26% per annum. On March 25, 1999 (the "Optional Conversion Date"), the Company may exercise an option to convert in whole, but not in part, the entire principal amount of the Notes to Regular Floating Rate Notes, all as more fully described below. If the Company exercises this option, the Notes will not bear interest at the rate of 7.26% per annum, but will be Regular Floating Rate Notes as described below. The Notes will mature on March 25, 2002 ("Maturity"). The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
         OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                        PRICE TO         UNDERWRITING        PROCEEDS TO
                                        PUBLIC(1)          DISCOUNT       THE COMPANY(1)(2)
Per Note..........................        100%               .35%              99.65%
Total.............................    $200,000,000         $700,000         $199,300,000

(1) Plus accrued interest, if any, from March 25, 1997.

(2) Before deduction of expenses payable by the Company.
                             ---------------------

    The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company on or about March 25, 1997.

                             ---------------------
                              MERRILL LYNCH & CO.
                                 -------------

             The date of this Pricing Supplement is March 19, 1997.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. For a description of these activities, see "Supplemental Plan of Distribution" herein and "Plan of Distribution" in the accompanying Prospectus and Prospectus Supplement.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Medium-Term Notes, Series B of the Company offered hereby are "Notes due March 25, 2002" and are referred to in this Pricing Supplement as the "Notes". On the Optional Conversion Date, the Company may exercise an option to convert in whole, but not in part, the entire principal amount of the Notes from Fixed Rate Notes to Regular Floating Rate Notes (the "LIBOR Conversion Option"), on notice given to the Holders of the Notes as provided in the Indenture not more than 20 nor less than 10 scheduled Business Days prior to such Optional Conversion Date. If the Optional Conversion Date would fall on a day that is not a Business Day (as that term is defined for purposes of Fixed Rate Notes), such Optional Conversion Date shall be postponed to the following day that is a Business Day. Except as provided below, the terms of the Notes will be as described in the accompanying Prospectus and Prospectus Supplement.

PRIOR TO EXERCISE OF THE LIBOR CONVERSION OPTION

    Prior to exercise by the Company of the LIBOR Conversion Option, the Notes will be Fixed Rate Notes except as described below. Certain provisions of the Fixed Rate Notes are more fully described in the accompanying Prospectus and Prospectus Supplement. The Notes will bear interest at the rate of 7.26% per annum until the earlier of (i) the principal amount thereof is paid or made available for payment and (ii) the LIBOR Conversion Option is exercised. Interest payments on the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including March 25, 1997 (the "Original Issue Date"), if no interest has been paid with respect to the Notes), to, but excluding, the related Interest Payment Date, Maturity or Optional Conversion Date, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will be payable semiannually on March 25 and September 25 of each year, commencing September 25, 1997, and at Maturity if the LIBOR Conversion Option is not exercised.

SUBSEQUENT TO EXERCISE OF THE LIBOR CONVERSION OPTION

    On and after the date on which the LIBOR Conversion Option is exercised, if at all, the Notes will be Regular Floating Rate Notes. Certain provisions of the Regular Floating Rate Notes are more fully described in the accompanying Prospectus and Prospectus Supplement. The Interest Rate Basis will be LIBOR; the Index Currency will be U.S. Dollars; the Index Maturity will be 3 Months; the Designated LIBOR Page will be Telerate Page 3750; the Spread will be +0.20%. The Interest Reset Dates will be March 25, June 25, September 25 and December 25 of each year commencing on the date the LIBOR Conversion Option is exercised. The Interest Payment Dates will be March 25, June 25, September 25 and December 25 of each year commencing on June 25, 1999. Interest payments on the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from the date on which the LIBOR Conversion Option is exercised, for the initial payment as a Regular Floating Rate Note), to but excluding the related Interest Payment Date or Maturity. Interest on the Notes will be computed on the basis of the actual number of days during the period for which payment is being made, divided by 360. Interest on the Notes will be computed and payable as a Regular Floating Rate Note as described in the accompanying Prospectus and Prospectus Supplement.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion supplements the discussion contained in the accompanying Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations--U.S. Holders--Original Issue Discount". The following discussion assumes that the "issue price" of the Notes, as determined for United States Federal income tax purposes, will equal the principal amount.

    The OID Regulations do not specifically address the proper United States Federal income tax treatment of a debt instrument which provides the issuer with an option to convert the interest rate from a fixed rate to a floating rate, such as the LIBOR Conversion Option applicable to the Notes. It is also unclear whether the tax treatment of the Notes is properly governed by the OID Regulations or whether alternatively the Notes constitute contingent payment debt obligations. Accordingly, the proper United States Federal income tax treatment of the Notes is uncertain.

    Due to the lack of authority directly addressing the proper United States Federal income tax treatment of the Notes, since the OID Regulations contain an analogous set of rules which apply to debt instruments which provide for alternative payment schedules upon the occurrence of certain contingencies or the exercise of certain options, although not expressly applicable to the Notes, the Company intends to apply similar rules for purposes of calculating the amount and accrual of original issue discount and interest on the Notes. Based upon such an approach, the Company intends to assume that the Company will not exercise the LIBOR Conversion Option and that the Notes will accrue interest at the 7.26% per annum fixed rate until the Maturity. Accordingly, under this approach, the Notes will be treated as providing for stated interest throughout the entire term thereof at a rate equal to the 7.26% per annum fixed rate. As a result of the foregoing, under this approach, all interest on the Notes payable at the 7.26% per annum fixed rate will constitute "qualified stated interest" and will be taxed accordingly. Thus, under this approach, the Notes will not be treated as having been issued with original issue discount for United States Federal income tax purposes. Moreover, under this approach, if the Company in fact exercises the LIBOR Conversion Option, solely for purposes of determining the accrual of original issue discount and interest on the Notes, the Notes will be deemed to be reissued for an issue price equal to the principal amount, and the floating interest rate of the LIBOR rate plus 0.20% will constitute qualified stated interest and will be taxed accordingly. Where required, the Company intends to file information returns with the IRS in accordance with the foregoing treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring another treatment of the Notes for United States Federal income tax purposes. There can be no assurance, however, that the IRS will agree with the foregoing treatment, and it is possible that the IRS could assert another treatment of the Notes.

    Prospective investors in the Notes are urged to consult their own tax advisors regarding the proper United States Federal income tax treatment of the Notes.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed to purchase from the Company $200,000,000 aggregate principal amount of the Notes.

    The Underwriter has advised the Company that it proposes initially to offer all or part of the Notes directly to the public at the offering price set forth on the cover page of this Pricing Supplement. After the initial public offering, the public offering price may be changed.

    The Underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transaction, once commenced, will not be discontinued without notice. See "Plan of Distribution" in the accompanying Prospectus and Prospectus Supplement.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENT. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

                    PRICING SUPPLEMENT
Description of the Notes.......................       PS-2
Certain United States Federal Income Tax
  Considerations...............................       PS-3
Supplemental Plan of Distribution..............       PS-3


                  PROSPECTUS SUPPLEMENT
Risk Factors...................................        S-2
Description of Notes...........................        S-4
Certain United States Federal Income Tax
  Considerations...............................       S-22
Plan of Distribution...........................       S-28
Legal Opinion..................................       S-29

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Merrill Lynch & Co., Inc.......................          3
Use of Proceeds................................          3
Summary Financial Information..................          4
Description of Debt Securities.................         10
Description of Debt Warrants...................         15
Description of Currency Warrants...............         16
Description of Index Warrants..................         17
Plan of Distribution...........................         22
Experts........................................         23

                                     [LOGO]

                                  $200,000,000

                           MERRILL LYNCH & CO., INC.

                            NOTES DUE MARCH 25, 2002

                               ------------------
                               PRICING SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                                 MARCH 19, 1997

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